EXHIBIT A TO

SUB-ADVISORY AGREEMENT

AMONG

DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.;

ADVISORONE FUNDS;

AND

Van Eck Associates Corporation

Effective July 1, 2006, (or as instructed by the Adviser)

DUNHAM EMERGING MARKETS STOCK FUND Class C

Ticker: DCEMX

DUNHAM EMERGING MARKETS STOCK FUND Class N

Ticker: DNEMX

FEE SCHEDULE / COMPENSATION

Base Fee

50 Basis Points (0.50%)

(one basis point “bp” equals one hundredth of one percent)

Fulcrum Fee

The performance fee of the fund will vary by up to +/-50 bps (0.50%) and shall be added to or subtracted from the base fee to arrive at the fulcrum fee.  The comparative index is the MSCI Emerging Markets Index (the “Index”).  The performance fee will be derived from a comparison of the net return of the fund’s Class N shares to that of the Index.  The performance fee will increase/decrease by 1 bp (0.01%) for each 6 bps (0.06%) of outperformance/underperformance of the Index; i.e., the fee will increase/decrease by approximately 16.67% of the difference in performance.  There will be no adjustment from the base fee if the fund performs within the “null zone” defined as +/-30 bps (0.3%) relative to the benchmark. The lowest possible fee is 0.00% (0.50% base fee minus 0.5% performance fee) should the sub-adviser underperform the Index by 3.00%.  The highest possible fee is 1.00% (0.50% base fee plus 0.50% performance fee) should the sub-adviser outperform the Index by 3.00%.  For fund returns equal or within +/-30 bps (0.3% of the Index, the total fee will be the base fee of 0.5% (no performance fee added or subtracted).

In the first twelve months of this contract, the fulcrum/performance fee will be accrued daily, based on the Fund’s average daily net assets to date, and the performance of the Fund versus the Index to date, on the day of calculation.  However, no payment will be made until the end of the 12th month, when the accumulated fulcrum fee will be paid in a lump sum Beginning in the thirteenth month of this contract, and each subsequent month, the entire fulcrum fee will accrue daily and be paid monthly, based on the Fund’s average daily net assets, and performance against the Index, over the prior rolling 12-month period.  In addition to the above, the sub-adviser has agreed to a 30 basis point waiver (reduction) for the first eighteen months.  The waiver will reduce the potential gross combined fee of base plus fulcrum addition by 30 bps (0.3%) imposing a voluntary cap at 70 bps (0.7%).  In any instance where the waiver is greater than or equal to the amount of the fulcrum fee earned by the sub-adviser, the sub-adviser will receive no payment, nor will the sub-adviser ever owe any payment to the Fund as a result of fee waivers.

The Fee Table below illustrates how the fulcrum fee is calculated:

	Cumulative Twelve MonthReturn Versus Index	Performance Fee Adjustment	Total Sub-Advisory Fee Payable to Van Eck Associates Corporation[1]
3.00%	or more greater than index	Base Fee plus	0.50%	1.000%
2.90%	greater than index	Base Fee plus	0.48%	0.983%
2.80%	greater than index	Base Fee plus	0.47%	0.967%
2.70%	greater than index	Base Fee plus	0.45%	0.950%
2.60%	greater than index	Base Fee plus	0.43%	0.933%
2.50%	greater than index	Base Fee plus	0.42%	0.917%
2.40%	greater than index	Base Fee plus	0.40%	0.900%
2.30%	greater than index	Base Fee plus	0.38%	0.883%
2.20%	greater than index	Base Fee plus	0.37%	0.867%
2.10%	greater than index	Base Fee plus	0.35%	0.850%
2.00%	greater than index	Base Fee plus	0.33%	0.833%
1.90%	greater than index	Base Fee plus	0.32%	0.817%
1.80%	greater than index	Base Fee plus	0.30%	0.800%
1.70%	greater than index	Base Fee plus	0.28%	0.783%
1.60%	greater than index	Base Fee plus	0.27%	0.767%
1.50%	greater than index	Base Fee plus	0.25%	0.750%
1.40%	greater than index	Base Fee plus	0.23%	0.733%
1.30%	greater than index	Base Fee plus	0.22%	0.717%
1.20%	greater than index	Base Fee plus	0.20%	0.700%
1.10%	greater than index	Base Fee plus	0.18%	0.683%
1.00%	greater than index	Base Fee plus	0.17%	0.667%
0.90%	greater than index	Base Fee plus	0.15%	0.650%
0.80%	greater than index	Base Fee plus	0.13%	0.633%
0.70%	greater than index	Base Fee plus	0.12%	0.617%
0.60%	greater than index	Base Fee plus	0.10%	0.600%
0.50%	greater than index	Base Fee plus	0.08%	0.583%
0.40%	greater than index	Base Fee plus	0.07%	0.567%
0.31%	greater than index	Base Fee plus	0.05%	0.552%
0.30%	greater than index	Base Fee		0.500%
Even with Index		Base Fee		0.500%
0.10%	less than index	Base Fee		0.500%
0.31%	less than index	Base Fee less	0.05%	0.448%
0.40%	less than index	Base Fee less	0.07%	0.433%
0.50%	less than index	Base Fee less	0.08%	0.417%
0.60%	less than index	Base Fee less	0.10%	0.400%
0.70%	less than index	Base Fee less	0.12%	0.383%
0.80%	less than index	Base Fee less	0.13%	0.367%
0.90%	less than index	Base Fee less	0.15%	0.350%
1.00%	less than index	Base Fee less	0.17%	0.333%
1.10%	less than index	Base Fee less	0.18%	0.317%
1.20%	less than index	Base Fee less	0.20%	0.300%
1.30%	less than index	Base Fee less	0.22%	0.283%
1.40%	less than index	Base Fee less	0.23%	0.267%
1.50%	less than index	Base Fee less	0.25%	0.250%
1.60%	less than index	Base Fee less	-0.27%	0.233%
1.70%	less than index	Base Fee less	0.28%	0.217%
1.80%	less than index	Base Fee less	0.30%	0.200%
1.90%	less than index	Base Fee less	0.32%	0.183%
2.00%	less than index	Base Fee less	0.33%	0.167%
2.10%	less than index	Base Fee less	0.35%	0.150%
2.20%	less than index	Base Fee less	0.37%	0.133%
2.30%	less than index	Base Fee less	0.38%	0.117%
2.40%	less than index	Base Fee less	0.40%	0.100%
2.50%	less than index	Base Fee less	0.42%	0.083%
2.60%	less than index	Base Fee less	0.43%	0.067%
2.70%	less than index	Base Fee less	0.45%	0.050%
2.80%	less than index	Base Fee less	0.47%	0.033%
2.90%	less than index	Base Fee less	0.48%	0.017%
3.00%	or more less than index	Base Fee less	0.50%	0.000%

1Van Eck Associates Corporation has agreed to a Base Fee Waiver of 30 bps for 18 months.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first written above.

ADVISER

DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

By: ___________________________________________

Name: Jeffrey A. Dunham

Title: President

Date:

TRUST

ADVISORONE FUNDS

By: ___________________________________________

Name: W. Patrick Clarke

Title: President

Date:

SUB-ADVISER

VAN ECK ASSOCIATES CORPORATION

By: __________________________________________

Name: Jan Van Eck

Title: President

Date: